UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ensco plc

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Additional Information Concerning the 2013 Annual General Meeting of
Shareholders of Ensco plc
to be held on 20 May 2013

Introduction

ISS Proxy Advisory Services (ISS) recently issued its report regarding our Proxy Statement dated 4 April 2013 for the Annual General Meeting of Shareholders to be held on 20 May 2013.

ISS recommended FOR all proposals with the exception of proposal 11 - Proposed Share Repurchase Authorization.

Proposed Share Repurchase Authorization

As more fully described in the Proxy Statement, we propose that shareholders approve a $2 billion share buyback authorization with a five-year term. We believe the proposed authorization would give us added flexibility to return additional capital to shareholders should we determine in the future that this is in the best interest of our shareholders.

We believe the amount, terms and duration of the proposed authorization are appropriate in light of repurchase programs of other New York Stock Exchange (NYSE) listed companies with comparable market capitalizations. Currently, we do not have a share repurchase authorization, which limits our ability to return capital to shareholders.

ISS's recommendation appears to apply its U.K. voting policy to our proposed repurchase authorization, as if we were listed on the London Stock Exchange (LSE), whose rules on buyback programs differ significantly from those of U.S. exchanges. However, Ensco is listed only on the NYSE; the repurchase authorization, if enacted, will be administered in accordance with U.S. law and practice.

We have advised ISS that we have structured our repurchase authorization in accordance with open-market purchase programs that comply with Rule 10b-18 of the U.S. Securities and Exchange Commission. Accordingly, we cannot, and do not propose to, purchase shares at a premium to market prices; any purchases by dealers under the program would be made in accordance with the pricing limitations of Rule 10b-18, which prohibit the payment of a premium to market. We believe the vast majority of our shareholders are familiar with buyback programs of this nature, as more than 90% of our shares are held in the U.S.

In addition, ISS states that “the level of authority is above recommended levels.” We know of no recommended levels for share repurchase authority applicable to companies listed in the U.S., and ISS does not include in its voting policies any recommended levels for repurchase programs conducted on U.S. exchanges.

Separately, ISS incorrectly calculates the percentage of issued share capital that we propose authorizing to repurchase as 8,488%. Our $2 billion repurchase authorization would cover approximately 15% of our outstanding share capital, based on our recent share price. we believe 15% is an appropriate level for companies of our market capitalization.

Lastly, ISS recommends an annual authorization by shareholders, which we believe would be unprecedented for companies that are listed only on the NYSE and are otherwise subject to U.S. law.

Conclusion

ISS's application of its U.K. voting policy to our proposed share repurchase authorization is inappropriate. It ignores the U.S. regulatory framework that applies to us and incorrectly applies LSE rules and practices that do not apply to the administration of our share repurchase authorization. Furthermore, we believe the size of our repurchase program, approximately 15% of our outstanding share capital based on our recent share price, is an appropriate level for companies of our market capitalization.

We believe our proposed authorization would give us added flexibility to manage capital in a way that would benefit shareholders. Without the proposed authorization, we would have no way to return additional capital to shareholders through a share buyback program.

We urge our shareholders to vote FOR proposal 11.